Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Skyline Champion Corporation of our report dated August 11, 2017 relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Skyline Corporation for the years ended May 31, 2017.

/s/ Crowe LLP

South Bend, Indiana

September 26, 2018